Exhibit 99.1

Investor Contact:	Media Contact:
Eileen VanEss	Cherie Stewart
(510) 420-5361	(510) 596-3343
evaness@leapfrog.com	cstewart@leapfrog.com

LeapFrog Reports Second Quarter 2005 Financial Results

Highlights

•	Net sales for the quarter were $87.1 million, up 8% from the second quarter of 2004; excluding the benefit of foreign currency, sales were up 7%

•	U.S. Consumer net sales were $54.5 million, up 14%

•	International net sales were $17.5 million, up 27%

•	Education and Training net sales were $15.1 million, down 22%

•	Operating loss was $15.1 million for the second quarter of 2005, compared to net operating loss of $11.7 million for the second quarter of 2004

•	Loss per share for the second quarter of 2005 year was $0.16 compared to loss of $0.12 per share in the second quarter of 2004

•	FLY pentop computer is currently in production and on track to be in stores in October

Emeryville, Calif. – August 3, 2005 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported financial results for the quarter ended June 30, 2005. For the quarter, the company recorded a net loss of $9.8 million, or ($0.16) per share compared to a net loss of $7.4 million, or ($0.12) per share for the first quarter of 2004.

“While much of the year is still in front of us, we are pleased with our top line increase and our bottom line performance, which is on track with our plans,” commented Tom Kalinske, Chief Executive Officer. “With the success of our Leapster handheld product, our U.S. consumer business experienced good growth. Our international business also continued to expand nicely. While the SchoolHouse division revenues were down compared to a strong 2004, we continue to be confident of the long-term growth of this important piece of our business.” Mr. Kalinske continued, “In addition to the important overall sales increase, we are making progress toward strengthening our business processes, and we are on track with our eagerly awaited new product introductions for later this year. Specifically, our FLY pentop computer is in production and is on track for an October retail launch, while our Leapster L-Max handheld has just arrived in stores.”

Financial Overview

“On a year-to-date basis, net sales have increased over 4%,” added Bill Chiasson, Chief Financial Officer of LeapFrog. “Our financial condition remains strong with over $150 million of cash and short term investments on hand as of June 30, 2005.”

Net Sales

Net sales for the second quarter of 2005 were $87.1 million, compared to $80.8 million for the second quarter of 2004, an increase of 7.7%. Excluding the impact of foreign exchange, sales would have been up 7.2% for the second quarter of 2005.

Segment Results

Net sales from the U.S. Consumer segment were $54.5 million in the second quarter, up 14.2% over the same period in 2004. Net sales from the International segment were $17.5 million in the second quarter, up 26.8% on a reported basis over the same period in 2004 and up 23.7% on a constant currency basis. Net sales from the SchoolHouse division were $15.1 million in the second quarter, down 22.0% from the same period in 2004.

Gross Margin

Gross margin for the second quarter of 2005 was 43.4%, down 1.7 percentage points from the second quarter of 2004. The gross margin decrease was primarily attributable to the mix between products and segments, partially offset by reduced reserves for defective products.

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Operating Expenses

Operating expenses increased to $52.9 million for the second quarter of 2005 compared to $48.1 million for the second quarter of 2004. Increases are attributable to higher legal expenses related to enforcing our patents, increases to support the long-term growth of the SchoolHouse division, higher research and development costs, restructuring expenses and advertising expenditures.

Net Loss

The company recorded a net loss of $9.8 million for the second quarter of 2005, or a loss of $0.16 per share compared to a loss of $7.4 million for the second quarter of 2004, or a loss of $0.12 per share.

Conference Call

A conference call will be held today at 5:00 pm Eastern time (2:00 pm Pacific time) to discuss these announcements and to provide further discussion of results for the second quarter of 2005. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through December 31, 2005. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning U.S. consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse-curriculum programs are currently in more than 80,000 classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse™ products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

LEAPFROG, the LeapFrog Logo, FLY, LEAPSTER and LEAPSTER L-MAX are trademarks or registered trademarks of LeapFrog Enterprises, Inc. © 2005 LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding anticipated business process improvements, expected product launches, and the growth of the SchoolHouse business. These forward-looking statements involve risks and uncertainties, including the company’s ability to invent, develop, introduce, market and deliver its products, such as its FLY pentop computer and Leapster L-MAX platform products, on a timely and cost-effective basis; the company’s ability to achieve cost reductions and implement process and system efficiencies on a timely basis; and the acceptance of the company’s products, and the mix of such products, in U.S. schools and U.S. and international consumer markets. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2004 annual report on Form 10-K filed on March 29, 2005, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

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FINANCIAL INFORMATION

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,		December 31,
	2005	2004	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,020	$48,624	$60,559
Short term investments	123,575	111,869	28,188
Restricted cash	—	8,918	8,418
Accounts receivable, net of allowances of $1,655; $1,328 and $2,519 at June 30, 2005 and 2004 and December 31, 2004, respectively	74,280	65,328	228,187
Inventories, net	182,555	177,404	131,189
Prepaid expenses and other current assets	15,986	9,162	13,321
Deferred income taxes	36,539	21,696	25,009

Total current assets	468,955	443,001	494,871
Property and equipment, net	23,886	23,780	24,807
Deferred income taxes	7,296	545	6,633
Intangible assets, net	28,566	30,476	29,496
Other assets	4,015	8,720	3,987

Total assets	$532,718	$506,522	$559,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,739	$72,576	$62,811
Accrued liabilities	28,647	27,338	53,868
Deferred revenue	334	228	364
Income taxes payable	4,924	—	6,951

Total current liabilities	118,644	100,142	123,994
Deferred rent and other long term liabilities	2,270	496	1,300
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding:
34,309; 32,068 and 33,415 at June 30, 2005 and 2004 and December 31, 2004, respectively.	3	3	3
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding:
27,614; 27,672 and 27,614 at June 30, 2005 and 2004 and December 31, 2004, respectively.	3	3	3
Additional paid-in capital	332,474	303,951	318,796
Deferred compensation	(7,500)	(1,382)	(2,000)
Accumulated other comprehensive income	1,182	711	2,398
Retained earnings	85,642	102,598	115,300

Total stockholders’ equity	411,804	405,884	434,500

Total liabilities and stockholders’ equity	$532,718	$506,522	$559,794

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$87,066	$80,814	$158,926	$152,446
Cost of sales	49,274	44,347	93,362	84,031

Gross profit	37,792	36,467	65,564	68,415

Operating expenses:
Selling, general and administrative	29,013	27,378	62,222	54,147
Research and development	14,580	13,469	29,319	27,415
Advertising	6,949	5,540	13,442	14,226
Depreciation and amortization	2,361	1,743	4,791	3,536

Total operating expenses	52,903	48,130	109,774	99,324

Loss from operations	(15,111)	(11,663)	(44,210)	(30,909)

Interest expense	(25)	(3)	(29)	(4)
Interest income	1,251	500	2,104	897
Other income (expense), net	12	(70)	68	793

Loss before provision for income taxes	(13,873)	(11,236)	(42,067)	(29,223)

Benefit for income taxes	4,092	3,829	12,409	9,993

Net loss	$(9,781)	$(7,407)	$(29,658)	$(19,230)

Net loss per common share:
Basic & diluted	$(0.16)	$(0.12)	$(0.48)	$(0.32)

Shares used in calculating net loss per common share: basic & diluted	61,610	59,620	61,400	59,497

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Net loss	$(29,658)	$(19,230)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,972	7,385
Amortization	931	872
Unrealized foreign currency gain/loss	4,087	574
Loss on disposal of property and equipment	74	—
Provision for allowances for accounts receivable	(760)	1,155
Deferred income taxes	(12,243)	(9,887)
Deferred rent	91	(76)
Deferred revenue	(30)	(1,189)
Amortization of deferred compensation	882	920
Stock option compensation related to non-employees	25	278
Tax benefit from exercise of stock options and other	1,232	4,109
Amortization of bond premium	6	106
Other changes in operating assets and liabilities:
Accounts receivable	153,259	213,653
Inventories	(52,786)	(86,611)
Prepaid expenses and other current assets	(2,714)	932
Other assets	(46)	(296)
Accounts payable	22,182	(13,553)
Accrued advertising	(10,172)	(10,299)
Other accrued liabilities	(15,159)	(7,039)
Income taxes payable	(2,086)	(4,678)
Other liabilities	231	(10)

Net cash provided by operating activities	65,318	77,116

Investing activities:
Purchases of property and equipment	(6,092)	(10,615)
Purchase of intangible assets	—	(6,300)
Purchases of investments	(225,415)	(150,997)
Proceeds from sale of investments	138,453	90,011

Net cash used in investing activities	(93,054)	(77,901)

Financing activities:
Proceeds from the exercise of stock options and employee stock purchase plan	6,038	4,778

Net cash provided by financing activities	6,038	4,778

Effect of exchange rate changes on cash	(2,841)	(688)

Increase (decrease) in cash and cash equivalents	(24,539)	3,305
Cash and cash equivalents at beginning of period	60,559	45,319

Cash and cash equivalents at end of period	$36,020	$48,624

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes	$628	$632
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of restricted stock and restricted stock units to employees	$6,564	$—
Assets acquired under capital lease	$1,192	$—
Amount payable related to technology license	$—	$3,000